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                      December 5, 2022

       Yinyu He
       Chief Executive Officer
       Leju Holdings Ltd
       Level G, Building G, No.8 Dongfeng South Road
       Chaoyang District , Beijing 100016
       The People   s Republic of China

                                                        Re: Leju Holdings Ltd
                                                            Form 20-F for the
Fiscal Year Ended December 31, 2021
                                                            File No. 001-36396

       Dear Yinyu He:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Real Estate & Construction